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                                   EXHIBIT 99
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PRESS RELEASE
FOR IMMEDIATE RELEASE

                WEST COAST BANCORP ANNOUNCES DEFINITIVE AGREEMENT
                          TO ACQUIRE VANCOUVER BANCORP

Lake Oswego, Oregon - February 15, 1996 - West Coast Bancorp (NASDAQ: WCBO) today announced the signing of a Definitive Agreement to acquire Vancouver Bancorp of Vancouver, Washington. This move is designed to facilitate the natural expansion of a successful $517 million Oregon based community banking organization into the economically strong greater Portland Metropolitan area.

Vancouver Bancorp is the parent company of Bank of Vancouver, a rapidly growing commercial bank located in downtown Vancouver. On December 31, 1995 the six and one-half year old bank subsidiary had assets of $78.9 million and loans of $61.0 million representing 77.3 percent of total assets. The merger will enable Bank of Vancouver to broaden their products and services and expand their markets in the rapidly developing Clark County area of southwestern Washington.

In the merger, Vancouver Bancorp shareholders will receive stock of West Coast Bancorp worth $11.6 million. Based on the terms of the merger agreement, the exchange ratio is subject to the average price of West Coast Bancorp stock over a ten day period prior to the closing of the merger. If West Coast Bancorp stock is at or above $18.70 per share at closing, the exchange ratio will be 3.5808. Should West Coast Bancorp stock close at $15.30 per share, the exchange ratio would be 4.3765. The merger is expected to be accounted for as a pooling of interests.

In addition, Vancouver Bancorp has granted to West Coast Bancorp an option to purchase up to 19.9% of its common stock under certain circumstances.

"This is an extremely attractive opportunity that is consistent with our strategic plan to diversify and expand our community banking activities into the vibrant Southwest Washington area. We believe this move should enhance the long-term profitability and shareholder value of our company," said West Coast Bancorp Co-President and CEO, Rodney B. Tibbatts.

Victor L. Bartruff, Co-President and CEO of West Coast Bancorp added, "The Bank of Vancouver in its brief years of existence has shown solid growth with a particular orientation towards the small business market, which is consistent with our business banking focus in the Portland Metropolitan area. In addition, this transaction is expected to increase our earnings per share in 1997."
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Lee S. Stenseth, President of Vancouver Bancorp and The Bank of Vancouver
commented, "The combination of our two successful companies will clearly benefit our customers, employees and shareholders. Also, our bank will continue to serve our customers and the greater Vancouver area under The Bank of Vancouver name, served by our dedicated local Board of Directors and management."

Vancouver Bancorp has a history of strong growth in deposits, loans, assets and earnings. During 1995, Vancouver Bancorp earned $891 thousand representing a
1.26 percent return on average assets and a 17.2 percent return on average equity. On December 31, 1995, Vancouver Bancorp had equity of $5.8 million, nonperforming assets of only $110 thousand or .15 percent of assets and a loan loss reserve of $848 thousand or 1.4 percent of outstanding loans.

West Coast Bancorp recently reported a solid 1995 year of performance, recording new highs in total assets, deposits, loans and earnings. Consolidated net income of $7,359,000 or $1.53 per share represented a 1.53 percent return on average assets and a 15.50 percent return on average equity. Asset quality is high with nonperforming assets of only $591,000 representing 0.11 percent of total assets. The loan loss reserve of $4,721,000 equaled 1.39 percent of outstanding loans at year-end 1995.

West Coast Bancorp, Oregon's only multi-bank holding company, is the parent company of The Bank of Newport - Newport, The Commercial Bank - Salem, Valley Commercial Bank - Forest Grove and operates its trust division as West Coast Trust. The company commenced operations on March 1, 1995 under the West Coast Bancorp name utilizing the Commercial Bancorp charter. The combined entity will have 29 offices, assets exceeding $600 million and will operate in eight counties throughout Western Oregon and Southwest Washington.

Note: West Coast Bancorp is not NASDAQ: WCBC (California) or NASDAQ: WBAN (Florida)